EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Friday, May 26, 2006 12:00 P.M. CDT
BELO CLOSES ON OFFERING OF
$250 MILLION IN SENIOR NOTES
     DALLAS — Belo Corp. (NYSE: BLC) announced today that it has closed on an offering of $250 million aggregate principal amount of 6.75 percent unsubordinated and unsecured senior notes due 2013. Belo intends to use the net proceeds from the offering for general corporate purposes, which may include reducing the outstanding balance under the Company’s senior credit facility.
     About Belo
Belo Corp. is a media company with a diversified group of television, newspaper, cable and interactive media assets. Belo operates in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.
     Statements in this communication concerning Belo’s proposed offering that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as general economic conditions, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.